UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2014

Friedman Industries, Incorporated

(Exact name of registrant as specified in its charter)

Texas	1-07521	74-1504405
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19747 Hwy 59 N., Suite 200 Humble, Texas	77338
(Address of principal executive offices)	(Zip Code)

713-672-9433

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On January 17, 2014, Friedman Industries, Incorporated (the “Company”) purchased approximately 25 acres of land in Lone Star, Texas, in close proximity to the location of the Company’s Texas Tubular Products Division (“TTP”). During the quarter ending March 31, 2014, the Company expects to purchase an additional 15 acres adjacent to this newly-purchased land. For each of these land transactions, each of the sellers is an affiliate of United States Steel Corporation. One of the sellers, U.S. Steel Tubular Products, Inc., is also the Company’s primary supplier of tubular products and coil material used in pipe manufacturing and is a major customer of the Company’s finished tubular products, as disclosed in the Company’s other periodic reports. The Company has begun the initial stages of construction of a pipe-finishing facility on the acreage already purchased. The Company’s management estimates that construction of the facility, including yard improvements, buildings and equipment, will cost approximately $9.2 million. The Company plans to finance the project from internal sources. The Company anticipates that the pipe-finishing facility will operate as part of TTP, which currently operates two pipe mills that produce Electric Resistance Welded pipe ranging in size from 2 3/8” O.D. to 8 5/8” O.D.

This Current Report on Form 8-K includes forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1996, as amended), which are statements that frequently use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “should,” “strategy,” “target,” “will” and similar words. Although the Company believes that such forward-looking statements are reasonable based on currently available information, such statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond the Company’s ability to control or predict.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 23, 2014

FRIEDMAN INDUSTRIES, INCORPORATED

By:	/s/ ALEX LARUE
Alex LaRue
Assistant Vice President – Secretary/Treasurer